As filed with the Securities and Exchange Commission on April 23, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________

PHREESIA, INC.
(Exact name of registrant as specified in its charter)
________________________________________

Delaware	20-2275479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
________________________________________
432 Park Avenue South, 12th Floor
New York, NY 10016
(Address, including zip code, of Principal Executive Office)
________________________________________
2019 Stock Option and Incentive Plan
(Full title of the plan)
________________________________________
Chaim Indig
Chief Executive Officer
432 Park Avenue South, 12th Floor
New York, NY 10016
(888) 654-7473
(Name, address and telephone number of agent for service)
________________________________________
Copies to:

John J. Egan, Esq. Edwin M. O’Connor, Esq. Andrew R. Pusar, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Charles Kallenbach, Esq. Phreesia, Inc. 432 Park Avenue South, 12th Floor New York, NY 10016 (888) 654-7473
________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☐
		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 per value per share	1,830,538 shares(3)	$19.93	$36,482,622.34	$4,735.45
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.01 par value per share (the “Common Stock”), of Phreesia, Inc. (the “Registrant”) which become issuable under the Registrant’s 2019 Stock Option and Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on $19.93, the average of the high and low sales prices of the Registrant’s common stock as reported on the New York Stock Exchange on April 16, 2020.

(3)
Represents an automatic increase to the number of shares of Common Stock reserved for future issuance under the 2019 Plan on February 1, 2020 pursuant to an “evergreen” provision contained in the 2019 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2019 Plan automatically increases on February 1st of each year by an amount equal to five percent (5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding January 31, or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2019 Plan).

STATEMENT OF INCORPORATION BY REFERENCE
This Registration Statement on Form S-8 registers additional shares of Common Stock under the Registrant’s 2019 Stock Option and Incentive Plan (the “Plan”). The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an automatic annual increase on each February 1, beginning in 2020, by an amount equal to five percent (5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding January 31, or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the Plan). Accordingly, on February 1, 2020, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 1,830,538 shares. This Registration Statement registers these additional 1,830,538 shares of Common Stock. The additional shares are of the same class as other securities relating to the Plan for which the Registrant’s Registration Statement filed on Form S-8 (Registration No. 333-232832) on July 25, 2019 is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-323832) is hereby incorporated by reference pursuant to General Instruction E.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.
See the Exhibit Index below for a list of exhibits filed as part of this registration statement on Form S-8, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, this 23rd day of April, 2020.

PHREESIA, INC.

By:	/s/ Chaim Indig
Name:	Chaim Indig
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Chaim Indig and Thomas Altier as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Chaim Indig	Chief Executive Officer and Director	April 23, 2020
Chaim Indig	(Principal Executive Officer)

/s/ Thomas Altier	Chief Financial Officer	April 23, 2020
Thomas Altier	(Principal Financial and Accounting Officer)

/s/ Michael Weintraub	Chairman and Director	April 23, 2020
Michael Weintraub

/s/ Edward Cahill	Director	April 23, 2020
Edward Cahill

/s/ Scott Perricelli	Director	April 23, 2020
Scott Perricelli

/s/ Mark Smith, M.D.	Director	April 23, 2020
Mark Smith, M.D.

/s/ Cheryl Pegus, M.D., M.P.H.	Director	April 23, 2020
Cheryl Pegus, M.D., M.P.H.

/s/ Gillian Munson	Director	April 23, 2020
Gillian Munson